Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2016 (except for the stock split described in Note 1 and the effects thereto, as to which the date is January 13, 2017), with respect to the consolidated financial statements of Smart Sand, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 1, 2017